UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2018

CACI International Inc

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31400	54-1345888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 N. Glebe Road Arlington, Virginia		22201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 841-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On November 8, 2018, Gregory W. Buckis, Sr., Senior Vice President and Corporate Controller, notified CACI International Inc (the “Company”) of his intention to resign effective November 12, 2018.

(c)

Effective November 12, 2018, Christopher A. Voci, was appointed as Senior Vice President and Corporate Controller of the Company and was designated as the Company’s principal accounting officer. Mr. Voci, 46, most recently served as Vice President & Controller for the Innovation Systems Sector of Northrop Grumman Corporation. Mr. Voci joined Northrop Grumman in June 2018 as part of its acquisition of Orbital ATK, Inc. where he served as Vice President, Controller and Chief Accounting Officer from February 2017 to June 2018 and Vice President, Finance from June 2016 to February 2017. Prior to Orbital ATK, Mr. Voci held positions of increasing responsibility at Air Products and Chemicals, Inc, a public company that manufactures industrial gases and chemicals, from 2004 to 2015.

In connection with his appointment, Mr. Voci received a grant of 2,217 restricted stock units with a grant date value of approximately $400,000, which will vest in equal installments on the first four anniversaries of the grant date and be subject to substantially similar terms and conditions as the restricted stock units granted under the Company’s 2016 Incentive Compensation Plan.

There was no arrangement or understanding pursuant to which Mr. Voci was selected as an officer of the Company. There are no family relationships between Mr. Voci and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Voci was a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CACI International Inc

Date: November 13, 2018	By:	/s/ J. William Koegel, Jr.
J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary